UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2026

Fair Isaac Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 West Mendenhall, Suite 105 Bozeman, Montana	59715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 406-982-7276

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On October 1, 2026, management of Fair Isaac Corporation (the “Company”) committed to a plan of workforce reduction by reducing the number of layers in the organization, simplifying the operating structure, optimizing processes and tools, and integrating AI-driven product development. This plan involves the elimination of approximately 15% of positions across the Company. Affected employees were notified beginning the week of October 5, 2026. The Company expects the plan to be substantially completed by the end of the third quarter of fiscal 2027.

The Company expects to incur aggregate pre-tax charges of approximately $27.0 million in the fourth quarter of fiscal 2026, consisting of employee severance and related costs calculated in accordance with the Company’s existing severance plan or applicable local statutory requirements, substantially all of which are expected to result in future cash expenditures.

Statements regarding the expected timing, scope and costs of the workforce-reduction plan are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By:	/s/ STEVEN P. WEBER
Steven P. Weber
Executive Vice President and Chief Financial Officer

Date: October 6, 2026